CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the use of our report dated October 30, 1998 on the financial statements and financial highlights of RNC Money Market Fund and RNC Equity Fund, each a series of RNC Mutual Fund Group. Such financial statements and financial highlights appear in the 1998 Annual Report to Shareholders which are incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form N-1A of RNC Mutual Fund Group. We also consent to the references to our Firm in the Registration Statement and Prospectus.


                                              /s/ TAIT, WELLER & BAKER
                                                  Tait, Weller & Baker
Philadelphia, Pennsylvania
January 29, 1999